As filed with the Securities and Exchange Commission on April 3, 2017

Registration No. 333-87874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DCB Financial Corp

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1469837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 Riverbend Avenue

Lewis Center, Ohio 43035

(Address, including Zip Code, of Principal Executive Offices)

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(K)

RETIREMENT PLAN

(Full title of the plan)

Matthew C. Tomb, Esq.

Executive Vice President,

General Counsel and Chief Risk Officer

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 463-2030

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission on May 9, 2002 by DCB Financial Corp, an Ohio corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-87874, registering 100,000 shares of common stock, no par value per share, for issuance under The Delaware County Bank and Trust Company 401(k) Retirement Plan.

On April 3, 2017, pursuant to the Agreement and Plan of Merger, dated as of October 2, 2016, by and between the Registrant and First Commonwealth Financial Corporation (“FCF”), the Registrant merged with and into FCF, with FCF being the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City Indiana, Commonwealth of Pennsylvania, on April 3, 2017.

FIRST COMMONWEALTH FINANCIAL CORPORATION As successor to DCB Financial Corp

By:	/s/ Matthew Tomb
	Name: Title:	Matthew Tomb Executive Vice President, Chief Risk Officer and General Counsel